 Re: Registration Statement of Delta Oil & Gas, Inc.

I hereby consent to the inclusion and reference of my report dated March 12, 2006 entitled “Estimated Future Reserves and Revenues for Selected California Leasehold Interest Held by Delta Oil and Gas as of December 31, 2005" in the Form 10-SB Registration Statement to be filed by Delta Oil & Gas, Inc., with the United States Securities and Exchange Commission.

Dated the 22th of February, 2007

/s/Mark E. Anderson
Mark E. Andersen, P.E.

CONSENT OF CONSULTING ENGINEER